Exhibit 10.4

PRIVILEGED AND CONFIDENTIAL

PERSONAL AND CONFIDENTIAL

August 30, 2012

Mr. Pierre Vareille

Chairman and CEO of Constellium group

Re: Employment Letter

Dear Mr. Vareille:

This term sheet (“Term Sheet”) sets forth the binding terms and conditions of your services to Constellium Switzerland A.G., a company incorporated in Switzerland (the “Company”), as Chairman and Chief Executive Officer (“CEO”) of the Constellium Group (as defined below).

As the case may be, any pre-existing employment, severance, change-of-control or other agreement or understanding between you and Constellium Holdco B.V., a company incorporated in the Netherlands (“Constellium”). the Company or any of their respective affiliates (such entities collectively, the “Constellium Group”), including the services term sheet between you and Constellium France Holdco SAS, dated December 15, 2011 (the “Prior Term Sheet”), is terminated and superseded by the terms and conditions of this Term Sheet as per the Effective Date (as defined below). Upon the Effective Date, (i) you shall have no rights or privileges under the Prior Term Sheet other than the right to receive any installments of Annual Base Remuneration (as defined in the Prior Term Sheet) that are earned but unpaid as of the Effective Date, and (ii) Constellium France Holdco SAS shall be a third-party beneficiary of this Term Sheet.

This Term Sheet represents the complete agreement between you and the Company regarding your service as the CEO and will stay in effect until and unless it is terminated pursuant to the terms and conditions set forth herein or replaced and superseded by one or more new, definitive agreements between you and a member of the Constellium Group.

Term	Discussion

Name:	Pierre Vareille (“you”)

Position / Reporting:	You will continue in the position of Chairman and CEO of the Constellium Group. In this role, you will report to the board of directors of Constellium (the “Board”).

Function / Duties:	You will continue to have the full responsibility and management oversight control over the business and strategic planning function of the Company and the Constellium Group and the duties set forth in the Prior Term Sheet, including the duties and obligations that are usually involved with this function in accordance with (i) the terms and conditions of this Term Sheet, (ii) the articles of association of the Company, (iii) the law and (iv) the instructions and directives of the Board (collectively, the “Duties”).

You will be expected to devote substantially all your working time to the Duties. In connection with the foregoing the Board is aware that, as of the date hereof, you serve, and agrees that you may continue to serve in such capacity during the Term (as defined below) on the board of directors of each of the entities designated on a list provided by you to the Board in writing prior to the date hereof (provided that no such entity competes with the Constellium Group by carrying out any activity in the Business (as defined herein) in Switzerland or the European Union). After the date hereof, you may not join the board of directors or similar body of any for-profit entity without the prior written consent of the Board.

Employer and Location / Travel:	You will be employed by the Company. You will be based at and your office will be located in Zurich, Switzerland, and you will travel to such other locations in your capacity as CEO as your Duties require. You hereby accept that your office location may change in the future to an area where the Company (or a subsidiary or affiliate of Constellium) conducts its business, and in particular to any site where the Company could assign you, according to the development of the Constellium Group’s business and the specific requirements of your position and Duties.

Effective Date:	The term of your services to the Company under this Term Sheet shall begin on September 1, 2012 (the “Effective Date”) and shall continue until terminated in accordance with this Term Sheet (the “Term”). The validity of this Term Sheet is subject to the granting of the necessary Swiss work permit to you, if required. Any applicable probation period under Swiss law is hereby waived. [For purposes of seniority, the effective date of your employment shall be March 1, 2012.]

Annual Base Salary:	Effective as of the Effective Date, your gross annual base salary (“Annual Base Salary”) will be CHF 902.000. Your Annual Base Salary will be paid in accordance with the Company’s normal payroll practices in effect from time to time (provided that in no case shall payment be made less frequently than in twelve monthly installments).

Your contributions to the social insurances and pension plans and any income taxes levied at source under applicable Swiss laws, regulations and the relevant pension plans will be deducted from your Annual Base Salary.

Your Annual Base Salary will not be increased for the number of hours you work or for services you provide to the Company or any other member of the Constellium Group. You shall not be entitled to and, by accepting the terms and conditions of this Term Sheet you hereby expressly waive any right to, any further consideration for your services, if any, as a member of the Board or the board of directors of the Company or any other member of the Constellium Group.

The Company will review your Annual Base Salary once each year. The first review will occur in or around January 2013.

Annual Bonus:

You will be eligible for an annual performance bonus subject to such terms and conditions, including the attainment of performance targets, established by the Board (or a committee thereof, including the Remuneration Committee) from time to time in its sole and absolute discretion after consultation with you each year. Such bonus payments represent “special payments” as provided for in Art. 322d of the Swiss Code of Obligations, and any payments made cannot be taken as a precedent for future or further payments. Your contributions to the social insurances and pensions scheme under applicable laws and regulations shall be deducted from such bonus payments.

Your target annual bonus will be 100% of your Annual Base Salary (“Target Bonus”), and your maximum annual bonus will be 150% of your Annual Base Salary. Notwithstanding anything herein to the contrary, your annual bonus for 2012 shall (subject to your continued services through December 31, 2012) equal the greater of (i) CHF190087[1], and (ii) the amount earned, if any, based on the attainment of the applicable performance targets, in the case of (ii) multiplied by a fraction, the numerator of which is the number of calendar days from March 1, 2012 through

[1]	Internal note to draft: 190087 equals (A) the “2012 Guaranteed Amount” of CHF 882.885 (as calculated in the next sentence) less (B) 687438 which is the sum of (x) Pierre’s Annual Base Salary from March 1, 2012 through August 31, 2012 (i.e., CHF 392131 which equals 650,000 Euros, or CHF 780.000, multiplied by 184/366) and (y) Pierre’s Annual Base Salary from September 1, 2012 through December 31, 2012 (i.e., CHF 300667 which equals CHF 902000 multiplied by 122/366). The 2012 Guaranteed Amount equals the product of (A) CHF 1.056.000 (which is 880,000 Euros, the amount guaranteed for the entire 2012 calendar year under the Prior Term Sheet, assuming Executive’s services started on January 1, 2012, converted into CHF based on a 1.2x exchange ratio) and (B) a fraction, the numerator of which is the number of calendar days from March 1, 2012 through December 31, 2012 (i.e., 306) and the denominator of which is 366 (i.e., CHF 882.885).

December 31, 2012 (i.e., 306) and the denominator of which is 366 (such amount in clause (ii), the “2012 Earned Bonus Amount”). You understand and agree that the bonus amount earned under the immediately preceding sentence represents your entire bonus entitlement for 2012 and that you shall have no rights or entitlements to any bonus under the Prior Term Sheet.

Vacation:	You are entitled to 30 days paid vacation per calendar year. Vacation will be taken at times mutually agreed by you and the Company, whereby the Company can unilaterally determine the dates of vacation with sufficient preliminary lead time in case of disputes. If, upon termination of employment, you have used more vacation days than accrued until termination date, the Company may deduct the number of exceeding days from your last salary payment. Conversely, if upon termination of employment, you have used less vacation days than accrued until termination date, the Company will reimburse the corresponding number of days.

Accident Insurance / Pension Scheme / Social Security:	You will be eligible to participate in the Company’s accident insurance plan and pension scheme in Switzerland, and you will participate in the Swiss social security system.

Inability to Work:	You shall immediately inform the Company if you are unable to work and let the Company know, as soon as possible, the estimated duration of and the reasons for your inability to work. In the event of illness, you shall, upon request, but in any event after the third calendar day from the beginning of any inability to work, provide the Company with a medical certificate stating the period during which you are expected to be unable to work. If the inability to work lasts longer than the period stated in the medical certificate, you shall submit a new medical certificate stating the period during which you are then expected to be unable to work (and a new medical certificate, as applicable, thereafter if the inability to work lasts longer than the period stated in the most recently submitted medical certificate).

Continued Payment of Annual Base Salary:	If, for reasons inherent in your person, such as illness, accident, performance of a legal duty or a public office or any another cause through no fault of your own (as applicable, a “No-Fault Event”), you are unable to perform your work, you shall be entitled to continued payment of Annual Base Salary at the times that such Annual Base Salary would be paid absent such No-Fault Event. The period of time during which you are entitled to receive continued payment of Annual Base Salary depends on your period of service with the Company (it being understood that

March 1, 2012 will be the first date of your period of service with the Company for this purpose), in accordance with the below scale:

a) In the 1st year of your employment with the Company: 3 weeks

b) In the 2nd and 3rd year of your employment with the Company: 2 months

c) In the 4th to 10th year of your employment with the Company: 3 months

d) In the 11th to 15th year of your employment with the Company: 4 months

e) In the 16th to 20th year of your employment with the Company: 5 months

f) From the 21st year of your employment with the Company: 6 months.

If the Company (or another member of the Constellium Group) has obtained an insurance policy for a daily allowance of at least 80% of your Annual Base Salary for a period of at least two years, for which the Company (or another member of the Constellium Group) is liable for at least 50% of the premium costs, the Company’s obligation to provide continued payments of Annual Base Salary to you upon a No-Fault Event shall be satisfied by such insurance policy to the extent permitted by such policy.

To the extent that any of the above-described insurance benefits provided upon a No-Fault Event are less than 80% of your Annual Base Salary, the Company shall pay you the amount by which 80% of your Annual Base Salary exceeds such insurance benefits during the applicable time period set forth above.

In the event of a No-Fault Event that is an accident, the benefits under (mandatory and, as applicable, exceeding) occupational and non-occupational accident insurance and, in the event of a No-Fault Event triggered by your military, civilian or protection service, the benefits according to the Federal Act on Compensation for Loss of Income, shall replace your rights to continued payments of Annual Base Salary by the Company.

Business Expense	All business expenses incurred in the course of your Duties must be documented on a form prescribed by the Company and

Reimbursement:	substantiated by receipts. Expenses will be reimbursed in accordance with Company policy in effect from time to time.

Notice Period:

Your employment may be terminated by either party (unless for “valid reasons” in accordance with article 337 of the Swiss Code of Obligations, which entitles either party to terminate your employment without any notice) with:

•      2 months’ notice as per the end of a month during the first year of employment with the Company; and

•      3 months’ notice as per the end of a month during the second year of employment with the Company and thereafter.

The termination notice shall be given in writing. Upon your or the Company’s receipt of notice, as the case may be, the Company may, in its sole and absolute discretion, release you from returning to your office or performing your Duties during any portion of the notice period prior to the effective date of your termination of your services (“Garden Leave”); provided that, during your Garden Leave, you shall be entitled to continuation of the Annual Base Salary and other benefits provided under this Term Sheet.

Severance:

If your services are terminated by the Company without “Cause” (as defined below) or you resign for “Good Reason” (as defined below) and, after notice of your termination (or your resignation for Good Reason, as the case may be), the Company will pay you severance in an amount equal to the sum of (i) 6 months’ of your then-current Annual Base Salary and (ii) 100% of your then- current Target Bonus, payable in cash in a lump sum on or as soon as reasonably practicable after the effective date of such termination or resignation (the “Severance Amount”). The Severance Amount will be paid to you only after you sign a separate waiver (to be provided by the Company in connection with such termination or resignation) regarding any and all claims you may have against the Company and the Constellium Group regarding your services to the Constellium Group or the termination thereof. Such waiver must be signed by you as soon as practicable but no earlier than one month after such termination or resignation, and the Severance Amount shall be paid to you within 30 days after the Company has received a signed copy of such waiver from you.

For purposes of this Term Sheet:

“Cause” means either (i) “Valid reason” (“wichtiger Grund”) in accordance with article 337 of the Swiss Code of Obligations, which would entitle the Company to terminate your employment without any notice period; or (ii) “justified cause” (“begründeter Anlass”) in accordance with legal court practice to article 340c of the Swiss Code of Obligations. In addition, “Cause” means (iii) your commission of a criminal offence which can be sanctioned by imprisonment or (iv) your breach of or failure to perform your obligations under any agreement entered into between you and the Constellium Group, your breach of the by-laws of the Company (or any member of the Constellium Group at which you hold an officer position) or of any legal duty to the Constellium Group, your failure to follow the lawful instructions of the Board or the Delegation of Authority of Constellium, or your failure to cooperate in any audit or investigation of the Constellium Group, in each case after written notice of the breach or of the failure which has not been remedied within 14 calendar days from the date of your receipt of notice (to the extent remedy is reasonably possible); and

“Good Reason” means any of the following actions are taken by the Company or any member of the Constellium Group without your consent: (i) a material reduction in your Annual Base Salary (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive), or (ii) a material reduction in your Duties or responsibilities; provided, however, that none of the events described in the foregoing clauses (i) or (ii) shall constitute Good Reason unless (i) you have notified the Board in writing describing the events which constitute Good Reason within thirty (30) days following the initial existence of the condition, (ii) the Company or such member of the Constellium Group fails to cure such events within thirty (30) days after its receipt of such written notice and (iii) you actually terminate employment within thirty (30) days following the end of such cure period.

Restrictive Covenants and Indemnity:

You will be bound by the following restrictive covenants (the “Restrictive Covenants”):

•       Non-compete: During the Term and for a period of up to 12 months, renewable by the Company once for an additional 12 months, after a termination of your services for any reason or, if applicable and at the discretion of the Company, the date you are effectively placed on Garden Leave (the “Restricted Period”), you shall not compete with the Constellium Group (including, but not limited to, as an employee, officer, director, consultant of, or investor in, a competing entity or otherwise) by carrying out in Switzerland or the European Union any activity in the aluminum fabrication, extrusion or rolling business (the “Business”).

•       Non-solicitation: During the Restricted Period, you will be prohibited from (i) hiring or soliciting any of the Constellium Group’s employees or consultants (including persons who were employees or persons or entities that were consultants at any time in the 12 months preceding your termination), and (ii) soliciting any of the Constellium Group’s Business customers (including persons or entities who were Business customers at any time in the three years preceding your termination) who or which are principally domiciled, resident or located in Switzerland or the European Union.

Restrictive Covenant Indemnity: In consideration of your agreeing to be bound by all of the Restrictive Covenants during the portion of the Restricted Period occurring after the Term, the Company will pay you a monthly compensation indemnity (the “Restrictive Covenant Indemnity”) calculated as follows:

(i)      if (A) you resign or (B) you are terminated and, in the case of (B), you are employed by a new employer at the time of payment, 50% of the monthly average compensation (which, for this purpose, is strictly limited to the sum of your Annual Base Salary and annual bonus award, if any) paid to you during the 12 months prior to the effective date of your resignation or termination or, if applicable, the date you are effectively placed on Garden Leave (the “Monthly Average Compensation”); or

(ii)     if you are terminated and you are not employed by a new employer at the time of payment, 60% of the Monthly Average Compensation.

The Company may, in its sole and absolute discretion, waive the Restrictive Covenants within the twenty (20)-business-day period following the notification of your termination of services, in which case the Restrictive Covenant Indemnity will not be due.

Confidentiality Agreement:	In consideration of being employed by the Company, you hereby agree and acknowledge that during the course of your employment and/or providing services to the Constellium Group, certain trade secrets of the Constellium Group may be disclosed to you, including, but not limited to, technical information (including methods, processes, formulae, compositions, systems, techniques, inventions and research projects) and business information (including customer lists, pricing data, sources of supply, financial data and marketing, production, or merchandising systems or plans). You hereby agree that, during or at any time after the termination of your employment, you shall not disclose or divulge to others, including future employees, or use, any trade secrets, confidential information, or any other proprietary data of the Constellium Group in violation of this employment letter. Upon the termination of your employment, you shall return to the Company all documents and property of the Constellium Group, including but not limited to, reports, manuals, and customer lists without keeping any copies. Wherever copies cannot be surrendered to the Company (e.g. digital copies, data carriers or the like) such copies must be destroyed at the time of request to surrender even if destruction of copies has not been specifically requested by the Company.

Intellectual Property Rights:

All inventions and designs which you, solely or jointly with others, make or contribute to make while performing your activities for the Company under this Term Sheet, as well as creations, data, findings, works, computer-programs, marks, methods, documents and any other results of your performance under this Term Sheet (referred to collectively as “Results”), belong exclusively to the Company regardless of whether or not Results are protected under applicable laws and regulations. To the extent the Company is not entitled to the rights to Results on the basis of article 332 I of the Swiss Code of Obligations, you assign and transfer any rights to and in connection with Results to the Company. The Company is free to modify and use such Results at its own discretion.

You are not entitled to any remuneration other than the Annual Base Salary for the assignment and transfer of rights in Results provided for above, except for inventions or designs created by you while performing your employment activity, but not in execution of your contractual duties, for which the Company shall pay you an appropriate consideration in accordance with article 332 IV of the Swiss Code of Obligations, unless the Company notifies you within three months after the Company was informed of the invention/design by you that the Company releases the invention/design for free exploitation by you.

Code of Conduct:	You agree to abide by the Worldwide Code of Employees and Business Conduct of the Constellium Group at all times during your employment.

Acceptance of Gifts:	Without the prior written consent of the Vice President of HR & HSE of the Company, you may not accept any gift with a value in excess of CHF 120 from any customer, client or supplier of the Company, Constellium or any other member of the Constellium Group or any prospective customer, client or supplier of the Company, Constellium or any other member of the Constellium Group.

Representations:	You represent that you are not bound by any restrictive covenants or other contractual limitations that would limit or restrict your ability to work for or provide services to the Company or any member of the Constellium Group.

Entire Agreement / Amendments and Additions / Severability / Jurisdiction

This Term Sheet contains the complete agreement of the parties regarding all terms and conditions of your employment, and it replaces all previous agreements, contractual entitlements, and understandings, including the Prior Term Sheet, regarding the terms and conditions of your employment with or services to the Constellium Group.

Any proposed amendments to this Term Sheet must be in writing and signed by both parties.

The invalidity of any provision of this Term Sheet shall not affect the validity of any other provision thereof.

This Term Sheet will be governed by the laws of Switzerland, without regard to its conflict-of-laws provisions or the conflict-of- laws provisions of any other jurisdiction. Any dispute arising under this Term Sheet shall be resolved in a court of competent jurisdiction in Switzerland.

Please indicate your acceptance of these terms and conditions by initialling each page and signing where indicated below. You should retain a copy for your files.

Yours sincerely,

	Date	30.08.2012

Constellium Switzerland AG

	Date	30.08.2012

Constellium Switzerland AG

Confirmation and Acceptance:

I confirm my acceptance of the terms and conditions of this Term Sheet. I understand at all times that the Company will handle my personal data in accordance with the terms of its Privacy Policy. I acknowledge and understand that the Company will use my personal data for the management and administration of its employment relationship with me, to comply with applicable statutory requirements, and for the purpose of workforce administration. I also understand that the Company may disclose my personal data to other third parties for these purposes, which in some cases may be located in foreign jurisdictions in addition to Switzerland. I consent to the use and transfer of my personal data for these purposes.

	Date	30.08.2012
Pierre Vareille

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